UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2015

333-162084

 Commission File Number

Champion Pain Care Corporation

(Exact name of registrant as specified in its charter)

Delaware	27-0625383
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

48 Wall Street New York, NY	10005
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On April 27, 2015, the Company’s board of directors adopted a resolution to enter into a consulting agreement with CGPM, LLC (“CGPM”), a Maryland-based company, to provide consulting services to assist the Company with acquisition of and joint venture and licensing agreements with qualified clinics specializing in pain management and such other Business of the Group as may from time to time be requested by the Company (the “Agreement”). The term of the agreement is for one year (the “Term”).

Upon execution of the Agreement, the Company agreed to issue 4,500,000 shares of the Company’s common stock to CGPM at the agreed upon value of $22,500 which includes payment for previous non-compensated services to the Company by the Consultant. It is further agreed that if the Company, as result of the efforts of the Consultant, completes a major transaction that results in a change in management control of the Company or the acquisition of one or more clinics or a significant change in the approach to the development of the pain management business or any of material change in the business that, in the opinion of the management of the Company, will lead to a significant increase in the value of the Company during the Term, the Company agrees to issue to Consultant Eight Million (8,000,000) Shares of its Common Stock at the agreed upon value of $40,000.

The Agreement further provides standard provisions for reimbursement of expenses incurred by CGPM and approved by the Company, assignment of interest in inventions by CGPM to the Company, to prevent disclosure of confidential information, termination and regulatory compliance.

Item 9.01 Financial Statements and Exhibits

Number	Exhibit
10.8	Consulting Agreement dated May 1, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHAMPION PAIN CARE CORPORATION

Date: May 7, 2015	By:	/s/ Terrance Owen
	Name:	Terrance Owen
	Title:	Chief Executive Officer